NEWS RELEASE

Cleveland-Cliffs Announces Election of Directors

CLEVELAND, OH—May 9, 2006—Cleveland-Cliffs Inc (NYSE: CLF) today announced that, at its Annual Meeting of Shareholders today, the following individuals were re-elected as Directors of the Company:

•	John S. Brinzo, Chairman and Chief Executive Officer of the Company.

•	Ronald C. Cambre, Former Chairman and Chief Executive Officer of Newmont Mining Corporation.

•	Joseph A. Carrabba, President and Chief Operating Officer of the Company.

•	Susan M. Cunningham, Senior Vice President of Exploration and Corporate Reserves of Noble Energy Inc.

•	David H. Gunning, Vice Chairman of the Company.

•	Barry J. Eldridge, Former Managing Director and Chief Executive Officer of Portman Limited.

•	James D. Ireland III, Managing Director of Capital One Partners, Inc.

•	Francis R. McAllister, Chairman and Chief Executive Officer of Stillwater Mining Company.

•	Roger Phillips, Former President and Chief Executive Officer of IPSCO Inc.

•	Richard K. Riederer, Former President and Chief Executive Officer of Weirton Steel Corporation.

•	Alan Schwartz, Professor at Yale Law School and Yale School of Management.

As a result of one director, Ranko Cucuz, not standing for re-election, the Board is now made up of 11 directors.

Cliffs’ governance process is based on its Corporate Governance Guidelines, which are available on the Company’s website at http://www.cleveland-cliffs.com .

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870

Financial Community: 1-800-214-0739, or 1-216-694-5459

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